Exhibit 10.33
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (this “Agreement”) is entered into as of January 9, 2008, by and among Andy J. Brewer (the “Executive”) and Pregis Holding I Corporation, a Delaware corporation (“Pregis I”), and its wholly owned subsidiaries Pregis Holding II Corporation, a Delaware corporation (“Pregis II”), and Pregis Corporation, a Delaware corporation (“Pregis III”) (Pregis I, Pregis II and Pregis III, collectively the “Companies”) (each of the Executive and the Companies, a “Party” and, collectively, the “Parties”). The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.
RECITALS
     WHEREAS, the Parties have previously entered into an Employment Agreement, dated as of October 12, 2005 (the “Employment Agreement”);
     WHEREAS, the Executive and the Companies are parties to a Noncompetition Agreement, dated as of October 12, 2005 (the “Noncompetition Agreement”);
     WHEREAS, on October 12, 2005, April 7, 2006 and February 27, 2007, Pregis I granted to the Executive options (the “Options”) to purchase an aggregate of 173.33 shares of common stock, par value $0.01 per share, of Pregis I (the “Common Stock”) pursuant to and in accordance with the terms of Nonqualified Stock Option Agreements between the Executive and Pregis I entered into on such dates (the “Option Agreements”);
     WHEREAS, pursuant to and in accordance with the terms of the Subscription Agreement between Pregis I and the Executive, the Executive purchased twenty (20) shares of Common Stock (the “Subscription Agreement”);
     WHEREAS, the Executive separated from employment in all capacities with the Companies on November 19, 2007 (the “Separation Date”); and
     WHEREAS, as a condition precedent and a material inducement for the Companies to provide to the Executive the Separation Benefits (as defined in Section 1 hereof) and for Pregis I to agree to the provisions of Section 3 hereof, the Executive has agreed to execute this Agreement and be bound by the provisions herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Separation from Employment. The Executive and Companies agree that on the Separation Date, the Executive resigned from any position or office with or in the Companies or their subsidiaries or affiliates, which resignations have been accepted as of the Separation Date by the Companies or their respective subsidiaries or affiliates. The Executive and Companies understand and agree that from and after the Separation Date the Executive was no longer authorized to incur any expenses, obligations or liabilities on behalf of the Companies or any of their subsidiaries or affiliates. In consideration for acceptance of the terms contained in this Agreement, the Companies shall (a) pay the Executive his Base Compensation, set at $300,000 as of the Separation Date, for the period commencing on the Separation Date through March 19, 2008, at such times and in such amounts as would have been paid in accordance with the Companies’ normal payroll procedures had the Executive’s employment continued after the Separation Date through March 19, 2008; (b) pay the Executive a prorated amount in respect of the Executive’s 2007 Incentive Bonus (as defined in the Employment Agreement) based on the actual performance of the Companies through December 31, 2007 and the number of days in 2007 through the Separation Date, which the Companies currently expect will be approximately $116,000 (the “2007 Bonus”), payable in equal monthly installments over a twelve-month period beginning with the first payroll period ending after April 1, 2008; and (c) continue to provide the Executive with the same medical and dental benefits provided immediately prior to the Separation Date until March 19, 2008 (the payments and benefits described in clauses (a), (b) and (c) hereof, the “Separation Benefits”); provided, however, that the Companies’ obligation to provide the Separation Benefits shall be conditioned upon (x) the Executive’s continued compliance with his obligations under the Noncompetition Agreement (as amended hereby) and (y) the Executive’s continued compliance with his obligations under this Agreement, subject to the provisions of Paragraph 1(c) of the Noncompetition Agreement.
     2. Noncompetition Agreement.
          (a) The Parties hereby agree that Section 1(a) of the Noncompetition Agreement is amended as follows: the restrictions described in clause (iii) of Section 1(a) of the Noncompetition Agreement shall continue until the second anniversary of the Separation Date. The restrictions set forth in Sections 1(a)(i), (ii) and (iv) of the Noncompetition Agreement shall continue until November 19, 2008.
          (b) The Noncompetition Agreement shall otherwise remain unchanged and in full force and effect.
     3. Repurchase of Common Stock.
          (a) Pregis I and the Executive agree that Pregis I is hereby purchasing from the Executive for cash twenty (20) shares of Common Stock for an aggregate purchase price of $400,000, representing full and adequate consideration for such shares (the “Repurchase Payment”), payable as follows:
               (i) 50% of the Repurchase Payment shall be paid within thirty (30) days from the date that the Executive submits the share certificate(s) representing the twenty (20) shares of Common Stock to the Company; and
               (ii) 50% of the Repurchase Payment shall be paid within thirty (30) days following the second anniversary of the Separation Date; provided, however, that the payment described in this clause (ii) is conditioned on (x) the Executive’s continued compliance with his obligations under the Noncompetition Agreement (as amended hereby) and (y) the Executive’s continued compliance with his obligations under this Agreement, subject to the provisions of Paragraph 1(c) of the Noncompetition Agreement.

          (b) In the event of any conflict between or among the provisions of this Agreement and the Subscription Agreement, such conflict shall be resolved in each and every instance in favor of the provisions of this Agreement.
     4. Options. Pregis I and the Executive agree that all of the Options granted to the Executive pursuant to the Option Agreements are hereby canceled in their entirety. In the event of any conflict between or among the provisions of this Agreement and the Option Agreements, such conflict shall be resolved in each and every instance in favor of the provisions of this Agreement.
     5. Release of Claims by the Executive.
          (a) In consideration of the Companies entering into this Agreement, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Companies and their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof) and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”) of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) in respect of the shares of Common Stock repurchased by Pregis I pursuant to Section 3 hereof, (ii) in respect of the Options canceled pursuant to Section 4 hereof, (iii) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (iv) for severance or vacation benefits, unpaid wages, salary or incentive payments, (v) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (vi) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (vii) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (the “ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (the “ADEA”) and any similar or analogous state statute (including the Illinois Human Rights Act), excepting only:
               (i) rights of the Executive under this Agreement;
               (ii) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

               (iii) claims for accrued and unpaid benefits under any health, disability, retirement or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and
               (iv) rights to indemnification the Executive has under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or otherwise through or from the Companies, including under any policy of insurance providing indemnification or coverage.
          (b) The Executive acknowledges and agrees that the release of claims set forth in this Section 5 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
          (c) The release of claims set forth in this Section 5 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs and attorneys’ fees and expenses, but shall expressly exclude claims based on this Agreement.
          (d) The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 5 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, the ADEA, the ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
          (e) As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Agreement. If the Executive accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Agreement as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, this Agreement shall be of no force or effect.
          (f) The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
          (g) The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Section 5 and has been given a sufficient period within which to consider the release of claims set forth in this Section 5.
          (h) The Executive acknowledges that the release of claims set forth in this Section 5 relates only to claims which exist as of the date of this Agreement.

          (i) The Executive acknowledges that the Separation Benefits he is receiving in connection with the release of claims set forth in this Section 5 are in addition to anything of value to which the Executive is entitled from the Companies and their affiliates.
          (j) The directors and officers of the Companies acknowledge that, as of the date of this Agreement, they are not aware of any actual or threatened claim or cause of action arising from or in any respect relating to the Employment Agreement or the Executive’s employment by the Companies, or the conclusion thereof. The Companies acknowledge that on the date of this Agreement they are not aware of any actual or threatened claim or course of action from or in any respect relating to the Executive’s actions prior to the Separation Date. Nothing contained in this Section 5(j) shall be deemed to constitute a waiver of any legal rights of the Company Released Parties.
     6. Non-disparagement. From and after the Separation Date, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding any member of the Company Affiliated Group or the affiliates, directors, officers or executives of any of them.
     7. Acknowledgement. The Companies acknowledge and agree that the Executive’s employment was not terminated for Cause (as defined in the Employment Agreement) and that, from and after the Separation Date, the Companies shall not make any statement or take any position that the Executive was terminated for Cause.
     8. 409A. The Companies hereby represent to the Executive that the Separation Benefits and the Repurchase Payment will not subject the Executive to the tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder, and the Companies agree to indemnify the Executive in connection therewith. The Company will defend, hold harmless and indemnify the Executive on a fully grossed-up after tax basis from and against any and all claims, losses, liabilities, obligations, damages, interest, penalties, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys’, accountants’ and experts’ fees and expenses) (collectively, “Damages”) with respect to any tax liability of the Executive resulting from any damages that would be imposed under Section 409A, and will promptly, but in no event later than five business days after receipt of any reasonable notice from the Executive to the Company of any claim for damages, pay to the Executive in cash the amount of damages set forth in such notice.
     9. Good Reference. No officer or director of the Company will make any disparaging statements about Executive. The Company shall provide a telephonic reference in accordance with the attached Exhibit A.
     10. Return of Company Property. The Executive shall return to the Companies any and all documents, files, credit cards and other property of any kind belonging to the Companies not later than the date hereof.
     11. Notices. Any notice required or desired to be delivered hereunder shall be in writing and shall be delivered personally, by courier service, or by certified mail, return receipt requested, and shall be effective when actually delivered to the Party to whom such notice shall be directed and shall be addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Companies:	With a copy to:

c/o AEA Investors LLC	Fried, Frank, Harris, Shriver & Jacobson LLP
Park Avenue Tower	One New York Plaza
65 East 55th Street	New York, NY 10004
New York, NY 10022	Attn: Howard Adler, Esq.
Attn: Sanford Krieger

If to the Executive:	With a copy to:

Andy J. Brewer	Bellows and Bellows, P.C.
1405 Scott Avenue	209 S. LaSalle Street, Suite 800
Winnetka, IL 60093	Chicago, Illinois 60604
Attn: Laurel Bellows
     12. Withholding. Notwithstanding anything in this agreement to the contrary, the Companies shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld.
     13. Complete Agreement. This Agreement and the Noncompetition Agreement (as modified hereby) constitute the complete agreement of the Parties with respect to the subject matter hereof and shall supersede all agreements between the Parties to the extent they relate in any way to the employment, termination of employment, compensation and executive benefits of the Executive.
     14. Severability. Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect. If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     15. No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any Party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.
     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The Parties represent that each signatory to this Agreement on his, its or their behalf is authorized to make the promises and commitments herein.

     17. Successors. This Agreement shall be binding upon any and all successors and assigns of the Executive and the Companies, including their present, former and future parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns and their respective present, former and future officers, directors, shareholder, partners, joint venturers, insurers, benefit plans, plan fiduciaries and plan administrators, employees, agents and representatives.. The Company will require any successor to, or purchaser or acquirer of (in each case, whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise), all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession, purchase or acquisition had taken place.
     18. Third-Party Beneficiary. Each of the Company Released Parties shall be a third-party beneficiary with respect to Section 5 and shall be entitled to enforce the provisions thereof.
     19. Governing Law. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.
     20. Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

COMPANIES: PREGIS HOLDING I CORPORATION
By:	/s/ D. Keith LaVanway
	Name:	D. Keith LaVanway
	Title:	CFO

PREGIS HOLDING II CORPORATION
By:	/s/ D. Keith LaVanway
	Name:	D. Keith LaVanway
	Title:	CFO

PREGIS CORPORATION
By:	/s/ D. Keith LaVanway
	Name:	D. Keith LaVanway
	Title:	CFO

EXECUTIVE:
/s/ Andy J. Brewer
Andy J. Brewer